UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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First National Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

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215 N. Pine Street
Spartanburg, S.C. 29302

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

We cordially invite you to attend the 2008 Annual Meeting of Shareholders of First National Bancshares, Inc., the holding company for First National Bank of the South. At the meeting, we will report on our performance in 2007 and our recent merger with Carolina National Corporation, and answer your questions. We are excited about our achievements and we look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on Monday, May 19, 2008, at 5:30 p.m. in the Barnet Room of the Montgomery Building on the Converse College campus, at 580 East Main Street, Spartanburg, South Carolina for the following purposes:

1.	To elect eight members to the Board of Directors of the Company;

2.	To approve the adoption of the 2008 First National Bancshares, Inc. Restricted Stock Plan; and

3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 31, 2008 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our main office prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

Jerry L. Calvert Vice Chairman, President and CEO	Gaines W. Hammond, Jr., M.D. Chairman

Spartanburg, South Carolina
April 11, 2008

FIRST NATIONAL BANCSHARES, INC.
215 N. Pine Street
Spartanburg, South Carolina 29302

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 19, 2008

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

The Board of Directors has set March 31, 2008, as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 6,402,402 shares outstanding on the record date of March 31, 2008. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and also are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote your shares.

When you sign the proxy card, you appoint Jerry L. Calvert and Gaines W. Hammond, Jr., M.D. as your representatives at the meeting. Mr. Calvert and Dr. Hammond will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Calvert and Dr. Hammond will vote your proxy for the election to the Board of Directors of all nominees listed below under ‘‘Election of Directors’’ and for the approval of the adoption of the 2008 First National Bancshares, Inc. Restricted Stock Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Calvert and Dr. Hammond will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as ‘‘broker non-votes’’ with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal. Except in regards to the election of directors, when a quorum is present at a meeting, action on a matter is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the express provision of the statutes, the Articles or Bylaws require a higher vote in which case the express provision shall govern. Directors shall be elected by a plurality vote of the shareholders.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report, our annual report on Form 10-K, or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 16, 2008.

Proposal No. 1: Election of Directors

The Board of Directors is divided into three classes with staggered terms, so that the terms of approximately one-third of the Board members expire at each annual meeting. The current terms of the Class III directors, whose names are listed below, will expire at the meeting:

Class III
C. Dan Adams
Martha Cloud Chapman
Dr. C. Tyrone Gilmore, Sr.
Robert E. Staton, Sr.
Coleman L. Young, Jr.

Shareholders will elect five nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2011 Annual Meeting of Shareholders. In addition to Robert E. Staton, Sr., three other directors were appointed to our Board of Directors in February 2008, pursuant to the merger of Carolina National with and into First National. Under South Carolina law, these directors must be elected by our shareholders. We ask that you re-elect the following nominee to a one-year term as Class I director: I.S. Leevy Johnson. We ask that you re-elect each of the following nominees to a two-year term as a Class II director: Joel A. Smith, III, and William H. Stern.

The directors will be elected by a plurality of the votes cast at the meeting. This means that the eight nominees receiving the highest number of votes will be elected.

The board of directors recommends that you elect C. Dan Adams, Martha Cloud Chapman, Dr. C. Tyrone Gilmore, Sr., Robert E. Staton, Sr. and Coleman L. Young, Jr., as Class III directors, I.S. Leevy Johnson as a Class I director, and Joel A. Smith, III, and William H. Stern as Class II directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Calvert and Dr. Hammond will vote your proxy to elect Mr. Adams, Ms. Chapman, Dr. Gilmore, Mr. Staton and Mr. Young as Class III directors, I.S. Leevy Johnson as a Class I director, and Joel A. Smith, III, and William H. Stern as Class II directors. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Calvert and Dr. Hammond will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees. With the exception of Mr. Staton, each of the Class III nominees is also an organizer and director of our subsidiary, First National Bank of the South, and has served in this capacity since each company’s inception in 1999. The following joined our board in February of 2008, pursuant to the merger of Carolina National with and into First National: Robert E. Staton, Sr., I.S. Leevy Johnson, Joel A. Smith, III and William H. Stern.

C. Dan Adams, 48, Class III director, has been the president and principal owner of The Capital Corporation of America, Inc., an investment banking company located in Greenville/Spartanburg, since 1991. He is also president and owner of Southeastern Capital Partners, LLC, a private equity company that is affiliated with The Capital Corporation and invests in privately held companies. Southeastern currently has four (4) portfolio companies. Mr. Adams graduated from the University of South Carolina Upstate in 1983 with a degree in business administration. He graduated in 1989 from The Banking School of the South at Louisiana State University and is a Certified Commercial Investment member.

Martha Cloud Chapman, 85, Class III director, graduated from the University of North Carolina –Greensboro in 1942 with a degree in art. Ms. Chapman previously was the first female board member of the Spartanburg County Foundation, the South Carolina Development Board, and the South Carolina Mining Council, and she served as the chairperson of Governor Jim Edward’s Inaugural Ball. She has served as a board member of the Walker Foundation, Charles Lea Center Foundation, Queens College, Spartanburg Methodist College and the Music Foundation.

Dr. C. Tyrone Gilmore, Sr., 64, Class III director, is vice president/customer relations at Compass Learning, Inc. He graduated from Livingstone College in 1965 with a bachelor of arts degree. Dr. Gilmore earned his Master’s degree in 1971 from Converse College and received his Ed. S. in Educational Administration studies in 1976 from the University of South Carolina – Upstate.

I.S. Leevy Johnson, 65, Class I director, has been an attorney with Johnson, Toal & Battiste, P.A. since 1976. Mr. Johnson is also an owner of Leevy Johnson Funeral Home, Inc.

Joel A. Smith, III, 62, Class II director, has been Dean of the Moore School of Business since October of 2000. From June of 1998 until August of 2000, Mr. Smith was President of the East Region of Bank of America. Prior to that time, from 1991 through June of 1998, Mr. Smith was President of NationsBank Carolinas. Additionally, he serves on the Board of Directors and the Audit and Governance Committees of Avanex Corporation, and the Board of Directors and on the Executive Committee for NETBANK, Inc., chairing the Compensation Committee.

William H. Stern, 51, Class II director, has been President of Stern & Stern and Associates, a commercial real estate development company, since 1984. Mr. Stern currently serves as Chairman of the South Carolina State Ports Authority.

Robert E. Staton, Sr., 61, Class III director, has been Executive Vice President External Relations for Presbyterian College since January 2007, served as President of the United Way of South Carolina from May of 2002 until December of 2005 and was Chairman, President and Chief Executive Officer of Colonial Life & Accident Insurance Company from 1994 until his retirement in July of 2001.

Coleman L. Young, Jr., 51, Class III director, has been the president of CLY, Inc., a dry cleaning business located in Spartanburg, since 1994. Mr. Young also serves as property manager for Coleman Young Family Limited Partnership, a real estate development company and is chairman of Upward Unlimited, a non-profit ministry headquartered in Spartanburg. Mr. Young graduated from Clemson University in 1979 with a bachelor of science degree.

Set forth below is also information about each of our other directors and executive officers. The terms of the Class I directors will expire at the 2009 Annual Shareholders Meeting. The terms of the Class II directors expire at the 2010 Annual Shareholders Meeting. The directors who were an organizer and an original director of our subsidiary bank and have served in this capacity since each company’s inception in 1999 are as follows: C. Dan Adams, Mellnee Buchheit, Jerry L. Calvert, Martha Chapman, W. Russel Floyd, Jr., C. Tyrone Gilmore, Sr., Gaines W. Hammond, Jr., Benjamin Hines, William Hudson, Norman Pulliam, Donald B. Wildman and Coleman L. Young, Jr. The following directors joined our board in February of 2008, pursuant to the merger of Carolina National with and into First National: Robert E. Staton, Jr., I.S. Leevy Johnson, Joel A. Smith, III and William H. Stern.

Mellnee G. Buchheit, 60, Class I director, has been the president of Buchheit News Management, Inc., a firm specializing in media investments, since 1993. She also serves as a director for Wayne Printing Co., Inc. and Hometown News, Inc. Ms. Buchheit graduated from Winthrop University with a degree in education in 1969.

Jerry L. Calvert, 59, Class I director, is the president and chief executive officer of First National Bancshares, Inc. and the First National Bank of the South. He is a native of South Carolina and has over 30 years of banking experience in the Greenville and Spartanburg markets. Mr. Calvert was the senior vice president and regional manager for American Federal Bank from 1984 until March 1999, when he resigned to help organize First National Bank of the South. Mr. Calvert is a retired Lieutenant Colonel in the U.S. Marine Reserves and a Vietnam veteran. Mr. Calvert graduated from Wofford College in 1974 with a bachelor of arts degree in economics.

W. Russel Floyd, Jr., 57, Class I director, has been the president of W. R. Floyd Services, Inc., a funeral home, and W. R. Floyd Corporation, a cemetery operation located in Spartanburg, since 1978. He has also served as the vice president of Piedmont Crematory since 1980. He also has served as the president of Business Communications, Inc., a local provider of telephone services and equipment, since 1984. Mr. Floyd graduated from the University of North Carolina – Chapel Hill in 1972 with a bachelor of science degree in business administration, and he received a bachelor of arts degree in psychology from the University of North Carolina – Charlotte in 1977.

Dr. Gaines W. Hammond, Jr., 59, Class II director, is the chairman of our board of directors. Dr. Hammond is a urologist practicing in Spartanburg since 1980 when he founded Hammond Urology, P.A. Dr. Hammond graduated from Washington & Lee University in 1971 and from the Medical University of South Carolina in 1974 and received surgery and urologic training at Indiana University.

Benjamin R. Hines, 51, Class II director, has been president of Spencer/Hines Properties, a commercial real estate firm located in Spartanburg, since 1986. Mr. Hines graduated from Wofford College in 1978 with a bachelor’s degree in economics.

William A. Hudson, 72, Class I director, founded Diversco, Inc., an outsourcing and contract services business located in Spartanburg, in 1969. Since 1969, Mr. Hudson has held various positions with Diversco, including chairman and chief executive officer; he is currently vice chairman of Diversco. He graduated from Clemson University in 1959 with a bachelor of science degree in education.

Norman F. Pulliam, 65, Class I Director, was founder and formerly chairman of the board of Pulliam Investment Company, Inc., a real estate development and investment firm located in Spartanburg. Mr. Pulliam served as board chairman from the inception of the Company until June 2005, and now serves as chairman emeritus. He is a graduate of Clemson University and Harvard University School of Business Administration.

Peter E. Weisman, 70, Class II director, is an owner and managing member of Peter Weisman/Kinney Hill Associates, LLC, a real estate development company established in 1989 and located in Spartanburg. Mr. Weisman has also been a general partner of P & J Realty Co., a real estate development company located in New York, New York, since 1969. He graduated from the University of Pennsylvania in 1961 with a degree in architecture.

Donald B. Wildman, 58, Class II director, is a managing partner of the law firm of Johnson, Smith, Hibbard, and Wildman, LLP. Mr. Wildman has been a transactions attorney with the firm since 1974. He graduated from Wofford College in 1971 with a bachelor of arts degree and received his juris doctor from the University of South Carolina School of Law in 1974.

Kitty B. Payne, CPA, 37, is executive vice president and chief financial officer of First National Bancshares, Inc. and First National Bank of the South. She has over 15 years of experience in the financial services industry, including seven years with KPMG LLP as a senior tax manager where she worked extensively with community banks in the Carolinas. Ms. Payne received her bachelor’s degree in financial management and accounting from Clemson University in 1992.

Robert W. Murdoch, Jr., 63, is executive vice president and the retail banking manager of First National Bank of the South. He is a native of South Carolina and has over 36 years of experience in the financial services industry. Mr. Murdoch was vice president and executive officer with Spartanburg National Bank from August 1988 until February 2000, when he resigned to join First National Bank of the South. Mr. Murdoch is a 1987 graduate of the Banker’s School of the South at Louisiana State University.

David H. Zabriskie, 46, is executive vice president, senior lending officer, and CRA officer of First National Bank of the South. He has over 21 years of experience in the financial services industry, including 15 years in commercial lending. Mr. Zabriskie has also served as a bank examiner for the OCC and the OTS. Mr. Zabriskie received his bachelor’s degree in business administration from Furman University in 1984.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

The following table summarizes the compensation paid or earned by each of the named executive officers for the year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Jerry L. Calvert	2007	266,000	—	—	—	70,000	—	39,471	375,471
President, CEO and Director of the Company and the Bank	2006	260,000	—	—	—	130,000	—	33,018	423,018
Kitty B. Payne	2007	155,000	—	—	5,681	29,000	—	15,944	205,625
Executive Vice President and Chief Financial Officer of the Company and the Bank	2006	135,769	—	—	5,681	63,400	—	10,057	214,907
David H. Zabriskie	2007	169,959	—	—	5,681	33,000	—	18,962	227,602
Executive Vice President and Chief Lending Officer of the Bank	2006	145,961	—	—	5,681	67,800	—	11,342	230,784

(1)	The amounts in this column reflect the dollar amount recognized as compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS No. 123(R) which outlines the accounting requirements for awards pursuant to the Plan and include amounts from awards granted prior to 2007. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2007, are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K.
(2)	Amounts awarded for the fiscal year under the FNIP were paid in the subsequent fiscal year.
(3)	All other compensation for 2007 includes the following items: (a) company contributions under the 401k plan, (b) car allowance or value attributable to personal use of Company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the Company with the named executive officers pursuant to bank owned life insurance, (e) premiums for life, accident and long-term disability insurance policies (f) the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 for shares allocated to each named executive officer under the First National Employee Stock Ownership Plan, and (g) in the case of Mr. Calvert, premiums for keyman life insurance and medical and dental insurance coverage. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer.

Employment Agreements

The Company recognizes that the named executive officers’ contributions to the growth and success of the Company are substantial. The Company desires to provide for the continued employment of the named executive officers, to reinforce and encourage the continued dedication of these individuals to the company and to promote the best interest of the Company and its shareholders.

On September 10, 2004, First National Bancshares, Inc., and its wholly-owned subsidiary, First National Bank of the South, entered into an employment agreement with Jerry L. Calvert to serve as the President and Chief Executive Officer of the Company and its bank subsidiary. This agreement is for a term of three years and is extended automatically at the end of each year so that the remaining term continues to be three years. Under the agreement, Mr. Calvert receives a base salary of not less than $160,000 per year, which may be increased from time to time with the approval from the board of directors. He also receives his medical insurance premium. He is eligible to receive an annual cash bonus of up to 50% of his base salary based on the accomplishment of performance goals established by the board of directors. Mr. Calvert is entitled to a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries and an accident liability policy totaling $1,000,000. Mr. Calvert is entitled to receive an automobile or an automobile allowance, to participate in all retirement, welfare, and other benefit plans of the Company and the bank and to payment of club dues. During his employment and for a period of one year thereafter, or during any period that Mr. Calvert is receiving a severance payment under the agreement, he is prohibited from (a) competing with the Company or the bank within a radius of 40 miles of the main office or any branch or loan production office; (b) soliciting the Company’s or the bank’s customers for a competing business; or (c) soliciting the company’s or bank’s employees for a competing business.

If we terminate the employee agreement for Mr. Calvert without cause before or after a change in control, or if Mr. Calvert terminates his agreement for good reason within the 90-day period beginning on the 30th day after a change in control or within the 90-day period beginning on the one year anniversary of a change in control, he will be entitled to severance in an amount equal to his then current monthly base salary multiplied by 36 (24 for a termination without cause), plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.

On January 31, 2005, First National Bancshares, Inc. and its wholly owned subsidiary, First National Bank of the South, entered into employment agreements with Kitty B. Payne and David H. Zabriskie. Pursuant to the agreements, Ms. Payne serves as an Executive Vice President and the Chief Financial Officer of the company and the bank and receives a minimum annual base salary of $104,000 and David Zabriskie serves as an Executive Vice President and Senior Lending Officer of the bank and receives a minimum annual base salary of $112,000. Each executive’s annual base salary may be increased from time to time with the approval of the Board of Directors, but may not be decreased.

Each agreement is for a term of two years and is extended automatically at the end of each year so that the remaining term continues to be two years; however, the executive or the employer may at any time fix the term to a finite period of two years. Each executive is entitled to participate in all employee benefit plans or programs of the Company and its bank subsidiary, as well as club dues. In addition, the terms of the agreement entitle Mr. Zabriskie to the use of an automobile owned or leased by the bank. During each executive’s employment and for a period of one year thereafter, each executive is prohibited from (a) competing with the company or the bank within a radius of 30 miles of any office or branch; (b) soliciting the Company’s or bank’s customers for a competing business; or (c) soliciting the Company’s or the bank’s employees for a competing business. Notwithstanding the foregoing, each executive may serve as an officer of or consultant to a depository institution or holding company with offices in the restricted territory, if such employment does not involve the restricted territory. In consideration for the restrictive covenants, each executive received stock options for 3,975 shares with an exercise price of $16.04 per share.

If we terminate the employment agreements for Ms. Payne or Mr. Zabriskie without cause before or after a change in control, or if Ms. Payne or Mr. Zabriskie terminate their agreement for good reason within the 90-day period beginning on the 30th day after a change in control, they will be entitled to severance in an amount equal to their then current monthly base salary multiplied by 12, plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2007, as well as the related exercise prices and expiration dates. Options are granted pursuant to the Plan.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Non- exercisable
Jerry L. Calvert	153,117	—	—	$3.92	3/27/2010	—	—	—	—
	—	—	—	—	—	500	$6,570	—	—
Kitty B. Payne	12,759	—	—	$3.92	3/27/2010	—	—	—	—
	2,551	—	—	$4.23	12/3/2011	—	—	—	—
	1,701	2,552	—	$14.99	1/31/2015	—	—	—	—
	—	—	—		—	311	$4,082
David H. Zabriskie	25,519	—	—	$3.92	3/27/2010	—	—	—	—
	2,551	—	—	$4.23	12/3/2011	—	—	—	—
	1,701	2,552	—	$14.99	1/31/2015	—	—	—	—
	—	—	—		—	340	$4,468

(1)	Options granted pursuant to the Plan expire ten years from the date of grant and vest at a rate of 20% each year on the first five anniversaries of the date of grant.
(2)	Each named executive officer fully vests in the shares allocated pursuant to the First National Employee Stock Ownership Plan after seven years of service with 20% of the shares allocated vesting each year, beginning with the third year of service. As of December 31, 2007, each named executive officer had been credited with four years of service.

Option Grants in Last Fiscal Year

For the year ended December 31, 2007, no options were granted to the named executive officers.

Director Compensation

The following table shows the fees paid to each of our elected directors for board meeting and committee meeting attendance in 2007.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
C. Dan Adams	$20,400	—	—	—	—	—	$20,400
Mellnee Buchheit	10,200	—	—	—	—	—	10,200
Jerry L. Calvert	—	—	—	—	—	—	—
Martha Chapman	13,200	—	—	—	—	—	13,200
W. Russel Floyd, Jr.	11,400	—	—	—	—	—	11,400
C. Tyrone Gilmore, Sr.	14,600	—	—	—	—	—	14,600
Gaines W. Hammond, Jr.	18,500	—	—	—	—	—	18,500
Benjamin Hines	18,900	—	—	—	—	—	18,900
William Hudson	19,800	—	—	—	—	—	19,800
Norman Pulliam	15,300	—	—	—	—	—	15,300
Peter Weisman	11,800	—	—	—	—	—	11,800
Donald B. Wildman	12,400	—	—	—	—	—	12,400
Coleman L. Young, Jr.	$22,100	—	—	—	—	—	$22,100

During 2007, we paid our outside directors $700 for each board meeting they attended and $400 for each committee meeting they attended.

Security Ownership of Certain Beneficial Owners and Management

The following table shows how much of our common stock is considered to be beneficially owned by the directors, named executive officers, and owners of more than 5% of the outstanding common stock, as of March 31, 2008. During the initial public offering completed in February of 2000, each organizer received a warrant to purchase two shares of common stock at a purchase price of $3.92 per share for every three shares purchased by that organizer in the offering, for a total of 799,611 shares. As part of the acquisition of Carolina National, four new directors were added to First National’s board. The stock options granted to these directors under Carolina National’s stock option plan vested immediately upon the effective date of the merger and are included in the Right to Acquire figures presented below. In addition to the options granted to the four new directors, the Right to Acquire figures include options previously granted to the named executive officers. These figures reflect the 3-for-2 stock splits distributed on March 1, 2004, and January 18, 2006, the 6% stock dividend distributed on May 16, 2006, and the 7% stock dividend distributed on March 30, 2007. The warrants, which are represented by separate warrant agreements, vested over a five-year period beginning on February 10, 2001, and are exercisable in whole or in part until February 10, 2010. Unless otherwise indicated, the address of each beneficial owner is c/o First National Bancshares, Inc., 215 North Pine Street, Spartanburg, South Carolina 29302.

Name	Shares Beneficially Owned(1)	Right To Acquire(2)	Percent(3)
C. Dan Adams(4)	145,010	85,065	3.55%
Mellnee G. Buchheit	84,648	51,039	2.10%
Jerry L. Calvert(5)	79,110	204,156	4.29%
Martha C. Chapman	80,582	—	1.26%
W. Russel Floyd, Jr.(6)	96,339	51,039	2.28%
Dr. C. Tyrone Gilmore, Sr.	25,835	17,013	0.67%
Dr. Gaines W. Hammond, Jr.(7)	260,305	—	4.07%
Benjamin R. Hines(8)	114,270	71,455	2.87%
William A. Hudson(9)	159,859	102,078	4.03%
I.S. Leevy Johnson	16,970	2,248	0.30%
Kitty B. Payne(10)	12,760	17,808	0.48%
Norman F. Pulliam	178,050	102,078	4.31%
Joel A. Smith	25,860	2,935	0.45%
Robert E. Staton, Sr.	22,628	2,935	0.40%
William H. Stern	107,765	4,563	1.75%
Peter E. Weisman(11)	87,446	56,143	2.22%
Donald B. Wildman(12)	59,236	34,026	1.45%
Coleman L. Young, Jr.(13)	70,887	42,533	1.76%
David H. Zabriskie	6,590	30,568	0.58%
All directors & executive officers as a group (19 persons)	1,634,150	877,682	34.50%

(1)	Includes shares for which the named person:

•	has sole voting and investment power,

•	has shared voting and investment power with a spouse or other family member in trust, or

•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

•	does not include shares that may be acquired by exercising stock options or warrants.
(2)	Includes shares that may be acquired within the next 60 days by exercising vested stock options or warrants, but does not include any other stock options or warrants.
(3)	Based on 3,724,548 shares of common stock of the Company outstanding as of the record date of March 31, 2007, plus the number of shares which the named person exercising all options or warrants has the right to acquire within 60 days, but that no other persons exercise any options or warrants.
(4)	Includes 84 shares in trust each for Carey Adams and Abby Adams, in which he acts as custodian. Includes 75,257 shares pledged as collateral for loans.

(5)	Includes 254 shares owned by his son Jerry Calvert, Jr., 254 shares owned by his son Timothy R. Calvert and 254 shares owned by his daughter Casey M. Calvert, all in a trust in which he acts as trustee. Includes 15,056 shares pledged as collateral for loans.
(6)	Includes 2,971 shares in trust each for Whitley Stevens Floyd and Frances Hunter Floyd, in which he acts as custodian.
(7)	Includes 127,000 shares pledged as collateral for loans.
(8)	Includes 107,182 shares held in the name of The Hines Family Ltd Partnership, of which Mr. Hines is the sole voting member.
(9)	Includes 5,103 shares in trust each for Alexa S. Hudson, Lanie Ann Hudson, William Alex Hudson, III, John M. Hammond, Lillian Grace Hammond and Ross H. Hammond. Also includes 129,241 shares held via William A. Hudson Limited Family Partnership, LLC. Includes 129,241 shares pledged as collateral for loans.
(10)	Includes 12,759 shares pledged as collateral for loans.
(11)	Includes 680 shares in trust for William Desvallees and 680 shares for Lucie Desvallees for which he acts as custodian.
(12)	Includes 1,095 shares in trust for William Reid Wildman for which he acts as custodian.
(13)	Includes 63,799 shares held in the name of the Coleman Young Family Limited Partnership, of which Mr. Young is the sole owner and voting member.

Corporate Governance

We periodically review our corporate governance policies and procedures which are designed to establish high standards of ethical conduct and provide that we report results with accuracy and transparency and maintain full compliance with the laws, rules and regulations that govern our operations. As part of this periodic review, the Board of Directors reviews and adopts best corporate governance policies and practices for us.

Code of Ethics

We have adopted a Code of Ethics that is designed to ensure that our directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

As a mechanism to encourage compliance with the Code of Ethics, we have adopted a policy regarding our method of receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters. This policy ensures that employees may submit concerns in good faith regarding questionable accounting or auditing matters in a confidential and anonymous manner without fear of dismissal or retaliation of any kind. A copy of the Code of Ethics can be found on our website, www.firstnational-online.com.

Meetings and Committees of the Board of Directors

Our Board of Directors has appointed a number of committees, including an audit committee, compensation committee, and a nominating committee. During the year ended December 31, 2007, our board and our bank’s board of directors held twelve meetings one of which included an executive session with our independent auditors. The Board of Directors has determined, based on recommendation from the audit committee, that each of our directors is independent, as contemplated in the listing standards of the NASDAQ Global Market, except our CEO due to his service as our employee and Donald B. Wildman due to his role in the management of related party entities. All of our directors and the directors of the bank attended at least 75% of the aggregate of such board and committee meetings. All of our directors attended our 2007 annual meeting. Our board has adopted an attendance policy which requires our directors to attend the annual meeting unless the absence is excused in advance by our board chairman. We have established a process for our shareholders to send communications to our directors. Each of our directors may receive mail at the location of our principal executive offices at 215 North Pine Street, Spartanburg, South Carolina 29302.

The audit committee is composed of Coleman L. Young, Jr., William A. Hudson, Mellnee Buchheit, Dr. C. Tyrone Gilmore, Sr., Benjamin R. Hines, C. Dan Adams, and W. Russel Floyd, Jr. The audit committee met four times in 2007. Each member is considered independent as contemplated in the listing standards of the NASDAQ Global Market.

The functions of the audit committee are set forth in its charter, which is included as Appendix A. The initial charter was adopted in March 2000 and was most recently ratified in February 2007 with no amendments to the version filed with the Company’s proxy statement for the 2008 Annual Meeting of Shareholders. The audit committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

The compensation committee is composed of William A. Hudson, Mellnee Buchheit, Martha C. Chapman, Norman F. Pulliam, Gaines W. Hammond, Jr., M.D. and Coleman L. Young, Jr. The compensation committee met five times in 2007. Each member is considered independent as contemplated in the listing standards of the NASDAQ Global Market. The compensation committee does not operate under a formal charter. The compensation committee has the authority to make recommendations to the Board of Directors regarding the salaries, bonuses and equity plan participation levels for our named executive officers and is responsible for establishing, implementing and monitoring all compensation policies of the Company and its bank subsidiary, First National Bank of the South. The compensation committee also has the authority to review and make recommendations to the Board of Directors with respect to employment agreements, severance arrangements and retirement plans for the named executive officers, to oversee the design and administration of equity-based and incentive compensation plans and otherwise to review and approve compensation plans. The compensation committee does not delegate any of its authority to any executive officer of the Company. Together with the full board of directors, the compensation committee evaluates the performance of our Chief Executive Officer (‘‘CEO’’) and, with input from the CEO, evaluates the performance of the Company’s other named executive officers and approves the resulting compensation levels for these individuals. The CEO does not participate in any discussion or review by the compensation committee or Board of Directors regarding his own compensation.

The nominating committee is composed of Gaines W. Hammond, Jr., M.D., C. Dan Adams, W. Russel Floyd, Coleman L. Young, Jr., and William A. Hudson. Each member is considered independent as contemplated in the listing standards of the NASDAQ Global Market. The nominating committee acts under a written charter adopted by the board of directors. A copy of the charter is available in the investor relations section of our website at www.firstnational-online.com. The nominating committee met one time in 2007.

Our nominating committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our boards. While no single qualification is determinative, the nominating committee shall consider the skills and background needed by the Company and possessed by the person, diversity of the board, actual or potential conflicts of interest, and the willingness and ability to devote time and energy to the duties of a director. The nominating committee uses these criteria in evaluating the qualifications of director candidates in addition to any other factor relevant to a person’s potential service on the Board of Directors. The nominating committee reviews and reassesses at least annually director fees and qualifications and recommends any proposed changes to the Board of Directors.

Shareholders must deliver nominations in writing either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the Secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, following the close of business on the seventh day after notice of the date on which notice of such special meeting is given to shareholder. Each notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (‘‘SEC’’), had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Our nominating committee uses a variety of methods for identifying and evaluating nominees for director. The nominating committee regularly assesses the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the nominating committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The nominating committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the nominating committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such Acts.

The audit committee has reviewed and discussed with management the audited financial statements. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (‘‘Independence Discussions with Audit Committees’’) and has discussed with our independent auditors the independent registered public accounting firm’s independence from us and our management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

The audit committee does not include an ‘‘audit committee financial expert’’ as defined by the rules of the Securities and Exchange Commission as no individual committee member meets the five attributes and qualifies as an ‘‘audit committee financial expert’’. However, we believe that our committee members collectively are capable of (i) understanding accounting principles generally accepted in the United States of America (‘‘GAAP’’) and financial statements, (ii) assessing the general application of GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert under the rule adopted by the SEC. However, to qualify as an audit committee financial expert under these new rules, an individual must also have experience preparing, auditing, analyzing, or evaluating financial statements for a company similar to ours, such as a former chief financial officer or auditor of a community bank. The Board of Directors believes that each current member of our audit committee is fully qualified to monitor the performance of management, the public disclosures by the Company of its financial condition and performance, our internal accounting operations, and our independent registered public accounting firm.

The report of the audit committee is included herein at the direction of its members Coleman L. Young, Jr., Mellnee Buchheit, Dr. C. Tyrone Gilmore, Sr., William A. Hudson, Benjamin R. Hines, C. Dan Adams, and W. Russel Floyd, Jr. Each of these members is considered independent as contemplated in the listing standards of the NASDAQ Global Market.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit committee recommends to the Board of Directors the appointment of the independent registered public accounting firm for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent registered public accounting firm the results of the audit and management’s responses. The audit committee has adopted pre-approval policies and procedures for audit and non-audit services. The pre-approval process requires all services to be performed by our independent registered public accounting firm to be approved in advance by the audit committee, regardless of amount. These services may include audit services, audit related services, tax services and other services. As part of the pre-approval process, the audit committee considers the nature of the services to be provided and evaluates the likelihood that the approval of these services will impair the independence of the independent registered public accounting firm in determining whether to approve the services to be performed by the independent registered public accounting firm.

Consolidated Audit Fees

The aggregate fees billed for professional services rendered by Elliott Davis, LLC during the years ended 2007 and 2006 for audit of our annual financial statements and reviews of those financial statements included in our quarterly reports filed on SEC Forms 10-Q and 10-QSB, as well as Forms 10-K and 10-KSB, respectively, totaled $60,000 and $46,260, respectively.

Audit — Related Fees

The aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the year ended December 31, 2007 and 2006, were $116,100 and $11,200. For the year ended December 31, 2007, these services include the assistance related to reviewing and analyzing the tax and accounting treatment of the sale/leaseback transactions completed in February and October 2007. For the year ended December 31, 2007, these services also included the assistance related to providing comfort regarding the secondary offering of our common stock completed in July 2007 and the review of the prospectus/joint proxy filed in November 2007 for our acquisition of Carolina National Corporation.

Tax Fees

We did not engage the independent registered public accounting firm to provide, and the independent registered public accounting firm did not bill for, any tax services during the years ended December 31, 2007 or 2006.

All Other Fees

We did not engage the independent registered public accounting firm to provide, and the independent registered public accounting firm did not bill for, any other services during the years ended December 31, 2007 or 2006.

Certain Relationships and Related Transactions
Interests of Management and Others in Certain Transactions

We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. In February 2007, we entered into a transaction with a related party entity to sell and subsequently lease back from the entity certain real properties previously owned by our bank subsidiary for a price of $5,450,000. The related party entity is a limited liability company owned by a group of nine investors who serve as non-management directors of the Company and our bank subsidiary as follows: Gaines W. Hammond, Jr., M.D., Benjamin R. Hines, C. Dan Adams, Norman F. Pulliam, Mellnee Buchheit, the Coleman Young Family Limited Partnership, Weisman Associates Limited Partnership, a limited partnership of which Peter E. Weisman is the sole owner and voting member, Donald B. Wildman (as managing member) and W. Russel Floyd, Jr. Each investor has a one/ninth interest in the limited liability company. The transaction was approved by the Board of Directors of our bank subsidiary.

In October 2007, we entered into a transaction with a related party entity to sell and subsequently lease back from the entity certain real properties previously owned by our bank subsidiary for a price of $3.6 million. The related party entity is a limited liability company owned by a group of nine investors who serve as non-management directors of the Company and our bank subsidiary as follows: C. Dan Adams, Norman F. Pulliam, Donald B. Wildman (as managing member), Mellnee Buchheit, the Coleman Young Family Limited Partnership, Peter E. Weisman, William A. Hudson and Benjamin R. Hines. Each investor/director has a one/eighth interest in the limited liability corporation. The transaction was approved by the Board of Directors of our bank subsidiary.

It is our policy that these related party transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectability nor present other unfavorable features to us or the bank. Loans to individual directors and officers must also comply with our bank subsidiary lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors. Director independence is reviewed on an annual basis by the audit committee.

The Company has a written policy contained in its Code of Ethics which describes the procedures for reviewing transactions between the Company and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director of executive officer.

The Company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. The Company’s management annually reviews all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence under NASDAQ Global Market listing standards and applicable SEC rules.

In addition, the Company’s bank subsidiary is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The bank is also subject to the provisions of Section 23B of the Federal Reserves Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. Under Regulation O, the bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

In addition to the annual review, the Company’s Code of Ethics requires that the Company’s CEO be notified of any proposed transaction involving a director or executive officer that may present an actual or potential conflict of interest, and that such transaction be presented to and approved by the audit committee. Upon receiving any notice of a related party transaction involving a director or executive officer, the CEO will discuss the transaction with the Chair of the Company’s audit committee. If the likelihood exists that the transaction would present a conflict of interest or, in the case of a director, impair the director’s independence, the audit committee will review the transaction and its ramifications. If, in the case of a director, the audit committee determines that the transaction presents a conflict of interest or impairs the director’s independence, the Board of Directors will determine the appropriate response. If, in the case of an executive officer, the audit committee determines that the transaction presents a conflict of interest, the audit committee will determine the appropriate response.

Section 16(a) Beneficial Ownership Reporting Compliance

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any written representations made to us, it appears that these forms were filed in a timely fashion during 2007.

Independent Registered Public Accounting Firm

We have selected Elliott Davis, LLC to serve as our independent registered public accounting firm for the year ending December 31, 2008. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she desires to do so.

Proposal No. 2: Approval of Adoption of the 2008 First National Bancshares, Inc.
Restricted Stock Plan

On March 17, 2008, our board of directors adopted, subject to shareholder approval, the 2008 First National Bancshares, Inc. Restricted Stock Plan that provides for the grant of stock awards to our employees, directors, and consultants. A total of 320,000 shares of common stock have been reserved for issuance pursuant to awards under the plan, subject to the anti-dilution provisions of the plan. The following summary of the material features of the plan is qualified in its entirety by reference to the copy of the plan which is attached as Appendix B to this proxy statement.

Purpose of the Plan

We believe we have been able to attract highly qualified personnel in the past in part through the use of stock option grants, and that it is desirable to have the continued ability to attract additional personnel and to return and reward exceptional performance by employees through other awards that encourage stock ownership and proprietary interest in the company. The board believes that the plan would provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the company rest, and whose present and potential contributions to the company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the company. By providing such individuals with additional incentive and reward opportunities, the board believes that the plan will enhance the profitable growth of the company.

Administration of the Plan

The plan provides that it is to be administered by a committee appointed by the board and comprised of two or more ‘‘outside’’ directors, within the meaning of section 162(m) of the Internal Revenue Code of 1986 and within the meaning of the term ‘‘non-employee director’’ as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The board has appointed the compensation committee to perform the duties of the committee under the plan. The committee will administer the plan and will have sole authority, in its discretion, to determine which employees, consultants or directors will receive awards under the plan, the number of shares to be subject to each award, and the forfeiture restrictions (as defined below) for each award. The committee will have such additional powers delegated to it under the plan, including the power to construe the plan and the restricted stock agreements executed with recipients of awards thereunder and to determine the terms, restrictions, and provisions of each agreement. The committee may also correct any defect or supply any omission or reconcile any inconsistency in the plan or in any agreement in the manner and to the extent it will deem expedient to carry it into effect. The determinations of the committee on these matters will be conclusive.

The plan provides for awards of ‘‘restricted stock,’’ consisting of shares of common stock which are issued to the participant at the time the award is made or at some later date, which shares are subject to certain restrictions against disposition and certain obligations to forfeit such shares to the company under certain circumstances (the ‘‘Forfeiture Restrictions’’). The Forfeiture Restrictions, which may be different for each award, will be determined by the committee in its sole discretion, and the committee may provide that the Forfeiture Restrictions will lapse upon:

(1)	the attainment of one or more performance targets established by the committee based upon, among other things, share price, earnings per share, market share, sales, net income, return on investment, economic value added or return on shareholders’ equity;

(2)	the participant’s continued employment with the company or continued services as a consultant or director for a specified period of time;

(3)	the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion; or

(4)	a combination of any of the foregoing.

Restricted stock awarded pursuant to an award will be represented by a stock certificate registered in the name of the participant. Unless otherwise provided in an agreement, the participant will have the right to receive dividends, if any, with respect to such shares of restricted stock, to vote such shares and to enjoy all other shareholder rights, except that we will retain custody of the stock certificate and the participant may not sell, transfer, pledge or otherwise dispose of the restricted stock until the Forfeiture Restrictions have expired. A breach of the terms and conditions established by the committee pursuant to an award will cause a forfeiture of the award. The committee expects that participants generally will not be required to make any payment for common stock received pursuant to an award, except to the extent otherwise determined by the committee or required by law.

The committee may, in its discretion, fully vest any or all restricted stock awarded to a participant under an award and, upon such vesting, all Forfeiture Restrictions applicable to the award will terminate. Any such action by the committee may vary among individual participants and may vary among awards held by any individual participant. The committee may not, however, take any such action with respect to an award that has been granted to a ‘‘covered employee,’’ within the meaning of Treasury Regulation Section 1.162-27(c)(2), if such award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code.

At the time any award is made, the company and the participants will enter into a restricted stock agreement setting forth the terms of the award and such other matters as the committee may determine to be appropriate. The terms and provisions of the restricted stock agreements need not be identical, and the committee may, in its sole discretion, amend an outstanding restricted stock agreement at any time in any manner that is not inconsistent with the provisions of the plan. The maximum number of shares that may be subject to awards granted to any one participant may not exceed 100% of the aggregate number of shares of common stock that may be issued under the plan (as adjusted from time to time in accordance with the provisions of the plan).

Amendment and Termination of the Plan

The board in its discretion may terminate the plan at any time with respect to any shares of common stock for which awards have not been granted. The board will have the right to alter or amend the plan or any part thereof at any time, except that it may not change any award granted that would impair the rights of the participant without the consent of the participant and it may not, without approval of our shareholders, (1) amend the plan to increase the maximum aggregate number of shares that may be issued under the plan or change the class of individuals eligible to receive awards under the plan or (2) amend or delete the provision of the plan pertaining to the last sentence of the fourth paragraph under ‘‘— Administration of the Plan,’’ above. Except for awards then outstanding, the plan will terminate and no further awards will be granted after the expiration of 10 years following the date of its adoption by the board, if not earlier terminated.

Capital Changes

In the event of a stock dividend, stock split, reorganization, merger, recapitalization or other change affecting the common stock, such proportionate adjustments, if any, as the committee deems appropriate, will be made with respect to (1) the aggregate number of shares of common stock that may be issued under the plan, (2) the number of shares issuable pursuant to each outstanding award made under the plan, and (3) the maximum number of shares that may be subject to awards granted to any one individual under the plan.

Tax Effects of Participation in the Plan

Under the Internal Revenue Code as presently in effect, a participant generally will not recognize any income for federal income tax purposes at the time an award is made, nor will the company be entitled to a tax deduction at that time, unless the participant elects to recognize income at the time the award is made. If the participant does not make such election, the value of the common stock will be taxable to the participant as ordinary income in the year in which the Forfeiture Restrictions lapse with respect to such shares of stock. We have the right to deduct, in connection with all awards, any taxes required by law to be withheld and to require any payments required to enable it to satisfy our withholding obligations. We will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant at the time of such recognition.

We may not deduct compensation of more than $1,000,000 that is paid in a taxable year to certain ‘‘covered employees’’ as defined in Section 162(m) of the Code. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. Compensation attributable to awards currently contemplated by the committee under the plan will generally not be qualified performance-based compensation and therefore will be subject to the deduction limit.

Under Section 280G of the Code, we may not deduct certain compensation payable in connection with a change of control. The acceleration of vesting of awards in conjunction with a change of control of the company may be limited under certain circumstance thereby avoiding nondeductible payments under Section 280G.

Plan Benefits

Because no awards have been granted under the plan as of the date of this proxy statement and all awards will be granted at the discretion of the committee, it is not possible for us to determine and disclose the amounts of awards that may be granted to the named executive officers and the executive officers as a whole, if the plan is approved.

Reasons for Authorization and Vote Required

The plan is being submitted to the shareholders for approval pursuant to Section 162(m) of the Code and the rules of The NASDAQ National Market. It is possible that some awards under the plan may constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, although it is generally intended that most awards will not constitute such performance-based compensation.

The Board of Directors Recommends a Vote ‘‘For’’ Approval of the Restricted Stock Plan.

Assuming the presence of a quorum, the affirmative vote of a majority of the total votes cast on the proposal is required to approve the plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	299,965	$7.04	100,355
Equity compensation plans not approved by security holders(2)	663,509	$3.92	—
Total	963,474	$4.89	100,355

(1)	Pursuant to the Merger Agreement approved at special meetings of the First National and Carolina National shareholders held in December of 2007, an additional 141,346 shares of common stock are reserved for issuance upon the exercise of options outstanding as of the effective date of the Merger that were converted into options to purchase shares of First National common stock.
(2)	Each of our organizers received, for no additional consideration, a warrant to purchase two shares of common stock for $3.92 per share (adjusted for 3 for 2 stock splits distributed on January 18, 2006, and March 1, 2004, and 6% stock dividend distributed May 16, 2006 and the 7% stock dividend distributed on March 30, 2007) for every three shares purchased during our initial public offering completed in February 2000. The warrants are represented by separate warrant agreements. One-fifth of the warrants vested on each of the first five anniversaries of the completion of the offering and they are exercisable in whole or in part during the ten-year period following that date. The warrants may not be assigned, transferred, pledged or hypothecated in any way. The shares issued pursuant to the exercise of such warrants are transferable, subject to compliance with applicable securities laws. If the OCC or the FDIC issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not immediately exercised.

Shareholder Proposals for the 2008 Annual Meeting of Shareholders

If shareholders wish to include a proposal in our proxy statement relating to the 2009 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 21, 2008. To ensure we have prompt receipt, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

Any shareholder proposal to be made at our annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not less than 30 nor more than 60 days before the annual meeting provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered no later than 10 days after notice of the annual meeting is mailed to shareholders.

April 16, 2008

Appendix A

First National Bancshares, Inc.
Charter of the Audit Committee of the Board of Directors

Audit Committee Charter

The Board of Directors of the Company has delegated to the Audit Committee the Board’s responsibility for monitoring the audit function of the Company, which includes the selection of independent auditors, determination of the independence of the independent auditors, and internal auditing and internal accounting controls.

Members of the Audit Committee shall discharge their committee duties using their business judgment in accordance with standards prescribed for directors by applicable state corporate law and rules adopted from time to time by the Securities and Exchange Commission.

Membership of the Audit Committee

The Audit Committee is made up of three or more members of the Board of Directors who meet applicable independence standards and have the ability to read and understand basic financial statements.

Members of the Audit Committee are encouraged to make use of training opportunities and consultants to enhance their ability to perform their committee responsibilities.

Scope of Responsibilities

1.	Recommend to the Board of Directors the selection of the Company’s independent accountants, who shall be accountable to the Board of Directors and the Audit Committee, and, when appropriate, their dismissal.

2.	Review with the independent accountants their independence under applicable standards of independence and report the results of the review to the Board of Directors.

3.	On an annual basis, in conjunction with commencement of the annual audit, review the independent auditors’ audit plan and consider its scope, staffing, reliance upon management and internal audit functions, general audit approach, and the methods, practices, and policies governing the audit work.

4.	Review the budget, audit plans, changes in audit plans, activities, organizational structure, and qualifications of the internal audit department, as needed.

5.	Approve all fees and other compensation (subject to de minimis exceptions as defined by law for non-audit services) to be paid to the independent auditors.

6.	Pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The Audit Committee may delegate its authority to pre-approve nonaudit services to one or more designated Audit Committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full Audit Committee at the next subsequent meeting.

7.	In consultation with management, the independent auditors, and the internal auditors, review management’s periodic evaluations of the Company’s financial reporting processes and controls, including disclosure controls and procedures and internal controls, and all reports or attestations of the independent auditors on the Company’s internal controls. Review significant financial risk exposures identified in such reports and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

8.	Meet with the independent accountants to review: (a) any problems encountered in the audit including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the Company. Establish a communications channel for the independent accountants to be able to contact the Audit Committee directly without going through management.

9.	Meet with the internal auditors to review: (a) any problems encountered in internal audits including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating, and accounting policies of the Company. Establish a communications channel for the internal auditors to be able to contact the Audit Committee directly without going through management.

10.	Review and approve all significant proposed accounting changes.

11.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements prior to the filing of its Form 10-K, including disclosures made in the ‘‘Management’s Discussion and Analysis or Plan of Operation.’’ Report to the Board of Directors the Audit Committee’s recommendation of whether to include the audited financial statements in the Company’s Annual Report on Form 10-K.

12.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-QSB, including disclosures made in the ‘‘Management’s Discussion and Analysis or Plan of Operation.’’

13.	Investigate any matter which the Audit Committee deems to be in the interest of the Company and report its findings to the Board of Directors.

14.	Review and approve any Audit Committee report to be included in the Company’s proxy statement.

15.	Discuss with management the Company’s earnings press releases, including the use of ‘‘pro forma’’ or ‘‘adjusted’’ non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

16.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

17.	Prior to releasing the annual audit report, discuss with the independent auditor the matters required to be discussed by Statement and Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

18.	Review with the Chief Executive Officer, President, Chief Financial Officer, financial and other relevant management, and the independent auditors the Company’s annual and quarterly certifications as required by applicable regulations. Discuss (1) any significant deficiencies identified to the Audit Committee in the design or operation of financial accounting, reporting, disclosure controls and procedures, and internal controls, (2) the process used by the officers to certify the annual and quarterly reports, (3) any material issues or risk exposures identified during the certification process, and (4) the steps management has taken to monitor, control, and report such exposures and control deficiencies.

19.	Receive and review with the independent auditors quarterly reports, and other reports if requested by the Audit Committee from time to time, prepared by the independent auditors concerning (i) the critical accounting policies and practices of the Company and (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the ramifications and preferred treatment of such information. Direct the independent auditors to provide to the Audit Committee, at the time they are sent to management, all material written communications between the independent auditors and management.

20.	At least annually, obtain and review a report by the independent auditors describing (1) the independent auditors’ internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the Company, so that the Audit Committee can assess the auditors’ independence.

21.	Ensure the rotation of the audit partners as required by law. At least annually, review and discuss with the independent auditors all relationships they have with the Company, including the provision of non-audit services, and the necessity for rotation of independent auditor personnel.

22.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

23.	Establish policies concerning the employment of employees and former employees of the independent auditors, including policies addressing legal requirements.

24.	Review related party transactions on a quarterly basis and approve only those which do not create or intensify existing conflicts.

Audit Committee Activities

1.	The Audit Committee shall meet upon the call of its chairman and at such other times as it shall determine.

2.	Meetings of the Audit Committee shall be open only to members of the Audit Committee and those invited to be present by the Audit Committee.

3.	The Audit Committee is authorized to employ and consult with accountants, attorneys, and other professionals to assist it.

4.	The Audit Committee may meet together with the audit committees of the Company’s subsidiaries but no person who is not a member of the Company’s audit committee shall be entitled to vote on any matter considered by the Audit Committee.

5.	The Audit Committee shall have unlimited access to all employees, books, and records of the Company.

6.	The Audit Committee shall report its activities and recommendations to the Board of Directors at any regular or special meeting of the Board of Directors.

7.	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

8.	Discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Amendment or Repeal of Charter

The Board of Directors may amend or repeal this Charter and the duties of the Audit Committee at any time.

Limitation of the Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Ratified February 2007

Appendix B
First National Bancshares, Inc.
Restricted Stock Plan

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		23
ARTICLE II THE PLAN		24
2.1	Name	24
2.2	Purpose	24
2.3	Effective Date and Duration of the Plan	24
ARTICLE III		24
ARTICLE IV		24
4.1	Duties and Powers of the Committee	24
4.2	Additional Powers	24
4.3	No Liability	25
4.4	Majority Rule	25
4.5	Company Assistance	25
ARTICLE V		25
5.1	Limitations	25
5.2	Antidilution	25
ARTICLE VI RESTRICTED STOCK		26
6.1	Forfeiture Restrictions to be Established by the Committee	26
6.2	Other Terms and Conditions	26
6.3	Payment for Restricted Stock	26
6.4	Committee’s Discretion to Accelerate Vesting of Awards	26
6.5	Restriction Agreements	27
ARTICLE VII STOCK CERTIFICATES		27
ARTICLE VIII TERMINATION AND AMENDMENT		27
ARTICLE IX RELATIONSHIP TO OTHER COMPENSATION PLANS		27
ARTICLE X MISCELLANEOUS		28
10.1	Replacement or Amended Grants	28
10.2	Forfeiture for Competition	28
10.3	Plan Binding on Successors	28
10.4	Headings, etc., No Part of Plan	28
10.5	Section 16 Compliance	28
10.6	No Right to an Award	28
10.7	No Employment/Membership Rights Conferred	28
10.8	Restriction on Transfer	28

FIRST NATIONAL BANCSHARES, INC.
2008 RESTRICTED STOCK PLAN

ARTICLE I
DEFINITIONS

As used herein, the following terms have the following meanings unless the context clearly indicates to the contrary:

‘‘Award’’ shall mean a grant of Restricted Stock.

‘‘Board’’ shall mean the Board of Directors of the Company.

‘‘Code’’ shall mean the United States Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified). Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future law.

‘‘Committee’’ shall mean a committee of at least two Directors appointed from time to time by the Board to serve as the Board’s Compensation Committee, having the duties and authority set forth herein in addition to any other authority granted by the Board; provided, however, that with respect to any Awards granted to an individual who is also a Section 16 Insider, the Committee shall consist of either the entire Board or a committee of at least two Directors (who need not be members of the Committee with respect to Awards granted to any other individuals) who are Non-Employee Directors, and all authority and discretion shall be exercised by such Non-Employee Directors, and references herein to the ‘‘Committee’’ shall mean such Non-Employee Directors insofar as any actions or determinations of the Committee shall relate to or affect Awards made to or held by any Section 16 Insider. At any time that the Board shall not have appointed a committee as described above, any reference herein to the Committee shall mean a reference to the Board.

‘‘Company’’ shall mean First National Bancshares, Inc., a South Carolina corporation.

‘‘Director’’ shall mean a member of the Board.

‘‘Employee’’ means any person who is an employee (as defined in accordance with Section 3401(c) of the Code) of the Company and non-employees to whom an offer of employment has been extended. An Officer or Director who meets the foregoing definition is an Employee. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or any Subsidiary, as applicable, or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor.

‘‘Exchange Act’’ shall mean the Securities Exchange Act of 1934. Any reference herein to a specific section of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

‘‘Grantee’’ shall mean a person who has received an Award of Restricted Stock.

‘‘Non-Employee Director’’ shall have the meaning set forth in Rule 16b-3 under the Exchange Act, as the same may be in effect from time to time, or in any successor rule thereto, and shall be determined for all purposes under the Plan according to interpretative or ‘‘no-action’’ positions with respect thereto issued by the Securities and Exchange Commission.

‘‘Officer’’ shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the Exchange Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or ‘‘no-action’’ positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

‘‘Plan’’ shall mean the First National Bancshares, Inc. 2008 Restricted Stock Plan, the terms of which are set forth herein.

‘‘Qualified Domestic Relations Order’’ shall have the meaning set forth in the Code or in the Employee Retirement Income Security Act of 1974, or the rules and regulations promulgated under the Code or such Act.

‘‘Restricted Stock’’ shall mean Stock issued, subject to restrictions, to a Grantee pursuant to Article VI hereof.

‘‘Restriction Agreement’’ shall mean the agreement setting forth the terms of an Award, and executed by a Grantee as provided in Section 6.5 hereof.

‘‘Section 16 Insider’’ shall mean any person who is subject to the provisions of Section 16 of the Exchange Act, as provided in Rule 16a-2 promulgated pursuant to the Exchange Act.

‘‘Stock’’ shall mean the Common Stock, par value $0.01 per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

‘‘Subsidiary’’ shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the grant (or modification) of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE II
THE PLAN

2.1    Name.    This Plan shall be known as ‘‘First National Bancshares, Inc. 2008 Restricted Stock Plan.’’

2.2    Purpose.    The purpose of the Plan is to advance the interests of the Company, its Subsidiaries, and its shareholders by affording Employees and Directors of the Company and its Subsidiaries an opportunity to acquire or increase their proprietary interests in the Company, thereby strengthening their concern for the welfare of the Company and its Subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Subsidiaries. Accordingly, the Plan provides for granting Awards that are best suited to the circumstances of the particular Employee or Director as provided herein.

2.3    Effective Date and Duration of the Plan.    The Plan shall become effective upon the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan or in any Restriction Agreement, no Award shall be granted prior to such shareholder approval. No further Awards may be granted under the Plan after 10 years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Awards granted under the Plan have vested or been forfeited.

ARTICLE III
PARTICIPANTS

The class of persons eligible to participate in the Plan shall consist of all Directors and Employees of the Company or any Subsidiary.

ARTICLE IV
ADMINISTRATION

4.1    Duties and Powers of the Committee.    Subject to the express provisions of the Plan, the Committee shall have authority, in its sole discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the number of shares to be subject to each Award, and the Forfeiture Restrictions and related conditions of lapse applicable to each Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant.

4.2.    Additional Powers.    The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the Restriction Agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions, and provisions of the Restriction Agreement relating to each Award, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Restriction Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section 4.2 shall be conclusive.

4.3    No Liability.    Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.4    Majority Rule.    A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

4.5    Company Assistance.    The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE V
SHARES OF STOCK SUBJECT TO PLAN

5.1    Limitations.    Subject to adjustment in the same manner as provided in Section 5.2 below, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 320,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award under the Plan. If shares of Restricted Stock are repurchased by the Company at their original purchase price, those shares shall become available for future grant under this Plan.

5.2    Antidilution.

(a)    If (x) the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, or stock split or stock dividend, (y) any spin-off, spin-out or other distribution of assets materially affects the price of the Company’s stock, or (z) there is any assumption and conversion to the Plan by the Company of an acquired company’s outstanding restricted stock, then:

(i)    the aggregate number and kind of shares of Stock for which Awards may be granted hereunder shall be adjusted proportionately by the Committee; and

(ii)    the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then-remaining restrictions) shall be adjusted proportionately by the Committee.

(b)    If the Company shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its sole discretion, may (but is not required to) notify all Grantees that (i) all then-remaining restrictions pertaining to Awards under the Plan shall immediately lapse and/or (ii) all Awards granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with restricted stock issued by such successor corporation.

(c)    If the Company is to be liquidated or dissolved in connection with a reorganization described in Section 5.2(b), the provisions of such Section shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause all then-remaining restrictions pertaining to Awards to lapse.

(d)    The adjustments described in paragraphs (a) through (c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

ARTICLE VI
RESTRICTED STOCK

6.1    Forfeiture Restrictions to be Established by the Committee.    Shares of Stock that are the subject of a Restriction Agreement shall be subject to restrictions on disposition by the Grantee and an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (the ‘‘Forfeiture Restrictions’’). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the sales of a business unit of the Company designated by the Committee, (6) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (7) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (8) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (9) the return on shareholders’ equity achieved by the Company, or (10) the total shareholders’ return achieved by the Company, (ii) the Grantee’s continued employment with the Company or a Subsidiary or continued service as a Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department thereof. Each Award may have different Forfeiture Restrictions in the discretion of the Committee.

6.2    Other Terms and Conditions.    Stock awarded pursuant to a Restriction Agreement shall be represented by a stock certificate registered in the name of the Grantee. Unless provided otherwise in a Restriction Agreement, the Grantee shall have the right to receive dividends with respect to Stock subject to an Award, to vote Stock subject an Award, and to enjoy all other shareholder rights, except that (i) the Grantee shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restriction Agreement shall cause a forfeiture of the Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Award, including, but not limited to, rules pertaining to the termination of employment or service as a Director (by retirement, disability, death or otherwise) of a Grantee prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions, or restrictions shall be set forth in a Restriction Agreement made in conjunction with the Award.

6.3    Payment for Restricted Stock.    The Committee shall determine the amount and form of any payment for Stock received pursuant to an Award, provided that in the absence of such a determination, a Grantee shall not be required to make any payment for Stock received pursuant to an Award, except to the extent otherwise required by law.

6.4    Committee’s Discretion to Accelerate Vesting of Awards.    The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Stock awarded to a Grantee pursuant to an Award and, upon such vesting, all restrictions applicable to such Award shall terminate as of such date. Any action by the Committee pursuant to this section may vary among individual Grantees and may vary among the Awards held by any individual Grantee.

6.5    Restriction Agreements.    At the time any Award is made under this Article VI, the Company and the Grantee shall enter into a Restriction Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restriction Agreements need not be identical. Subject to the consent of the Grantee and the restriction set forth in the last sentence of Section 6.4 above, the Committee may, in its sole discretion, amend an outstanding Restriction Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

ARTICLE VII
STOCK CERTIFICATES

The Company shall not be required to deliver any certificate for shares of Restricted Stock granted hereunder, prior to fulfillment of all of the following conditions:

(a)    The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

(b)    The completion of any registration or other qualification of such shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and

(c)    The obtaining of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable.

Within a reasonable period of time following the lapse of the restrictions on shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Stock and such Stock shall be free of all restrictions under this Plan. Stock certificates issued and delivered to Grantees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

ARTICLE VIII
TERMINATION AND AMENDMENT

The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock for which Awards have not already been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award already granted may be made which would impair the rights of the Grantee without the consent of the Grantee, and provided, further, that the Board may not, without approval of the shareholders of the Company amend the Plan to increase the maximum aggregate number of shares of Stock that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan.

ARTICLE IX
RELATIONSHIP TO OTHER COMPENSATION PLANS

The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its Subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its Subsidiaries from establishing any other form of incentive or other compensation plan for Employees or Directors of the Company or any of its Subsidiaries.

ARTICLE X
MISCELLANEOUS

10.1    Replacement or Amended Grants.    At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Awards or accept the surrender of outstanding Awards and grant new Awards in substitution for them. However, no modification of an Award shall adversely affect a Grantee’s rights under a Restriction Agreement without the consent of the Grantee or his legal representative.

10.2    Forfeiture for Competition.    If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent, or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while an Employee, then any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

10.3    Plan Binding on Successors.    The Plan shall be binding upon the successors and assigns of the Company.

10.4    Headings, etc., No Part of Plan.    Headings of Articles and Sections hereof are inserted for convenience and reference; they do not constitute part of the Plan.

10.5    Section 16 Compliance.    With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed void to the extent permitted by law and deemed advisable by the Committee.

10.6    No Right to an Award.    Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an Employee or Director any right to an Award, or any other rights hereunder except as may be evidenced by a Restriction Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

10.7    No Employment/Membership Rights Conferred.    Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Subsidiary or (ii) interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

10.8    Restriction on Transfer.    An Award shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order, or (iii) with the consent of the Committee.

REVOCABLE PROXY

First National Bancshares, Inc.

ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 2008
5:30 P.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Jerry L. Calvert and Gaines W. Hammond, Jr., MD, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of First National Bancshares, Inc. that the undersigned would be entitled to vote at our Annual Meeting of Shareholders of the Company to be held on the Converse College campus at 580 East Main Street, Spartanburg, S.C. 29302, at 5:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

FIRST NATIONAL BANCSHARES, INC. — ANNUAL MEETING, MAY 19, 2008

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call **toll free 1-866-358-4700** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

<u>***or***</u>

2. Via the Internet at **https://www.proxyvotenow.com/fnsc** and follow the instructions.

<u>***or***</u>

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Annual Meeting of Shareholders
MAY 19, 2008

Revocable Proxy
First National Bancshares, Inc.

Please mark as indicated in this example X

	For	Withhold All	For All Except
1. PROPOSAL to elect the eight identified directors to serve for terms as described:			

Class III for three-year terms:
(01) C. Dan Adams
(02) Martha Cloud Chapman
(03) Dr. C. Tyrone Gilmore, Sr.
(04) Robert E. Staton, Sr.
(05) Coleman L. Young, Jr.

Class I for one-year term:
(06) I.S. Leevy Johnson

Class II for two-year term:
(07) Joel A. Smith, III
(08) William H. Stern

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

	For	Against	Abstain
2. PROPOSAL to approve the adoption of the 2008 First National Bancshares, Inc. Restricted Stock Plan.			

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) "for" Proposal No. 1 to elect the eight identified Class I, II & III directors to serve on the Board of Directors for one-, two-, and three- year terms, and (ii) "for" Proposal No. 2 to ratify the adoption of the 2008 First National Bancshares, Inc. Restricted Stock Plan

Mark here if you plan to attend the meeting

Mark here for address change and note change

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

***** IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW *****

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., May 19, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., May 19, 2008:

1-866-358-4700

Vote by Internet

anytime prior to
3:00 a.m., May 19, 2008 go to

https://www.proxyvotenow.com/fnsc

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!